Exhibit 10.11
Philadelphia Insurance Company
Bala Cynwyd, Pennsylvania
Philadelphia Indemnity Insurance Company
Bala Cynwyd, Pennsylvania
and
any and all other companies which are now
or may hereafter become member companies of
Philadelphia Insurance Companies
Hereinafter referred to as the “Company”
Reinstatement Premium Protection Reinsurance Contract
Effective: June 1, 2005
Reinsurance Confirmation
Business Cover
By this Contract the Reinsurer agrees to indemnify the Company for 100% of any reinstatement premium which the Company pays or becomes liable to pay as a result of loss occurrences commencing during the term of this Contract under the provisions of the Company’s Excess Catastrophe Reinsurance Contract effective June 1, 2005 (hereinafter referred to as the “Underlying Contract” and described in Schedule A attached to and forming part of this Contract), subject to the terms and conditions set forth herein. However, the liability of the Reinsurer shall not exceed $8,185,000 during the term of this Contract.
Commencement & Termination
Effective June 1, 2005, with respect to losses arising out of loss occurrences commencing on or after that date, through May 31, 2006 both days inclusive. Extended expiration in the event a loss occurrence is in progress at termination or expiration.
The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract by giving written notice to the Subscribing Reinsurer in the event any of the following circumstances occur as clarified by public announcement for subparagraphs 1 through 7 below and upon discovery for subparagraph 8 below:
1.	The Subscribing Reinsurer’s policyholders’ surplus after the date lines are bound for this Contract has been reduced by more than 20.0% of the amount of surplus 12 months prior to that date; or

2.	The Subscribing Reinsurer’s policyholders’ surplus at any time between the date lines are bound and the date of termination of this Contract has been reduced by more than 20.0% of the amount of surplus at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the date lines are bound for this Contract; or

3.	The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- (inclusive of “Not Rated” ratings) and/or Standard & Poor’s rating has been assigned or downgraded below BBB+ at any time between the date lines are bound and the date of termination of this Contract; or

4.	The Subscribing Reinsurer has become merged with, acquired by or controlled by any other company, corporation or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

6.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

7.	The Subscribing Reinsurer has reinsured its entire liability under this Contract without the Company’s prior written consent; or

8.	The Subscribing Reinsurer has ceased assuming new or renewal property or casualty treaty reinsurance business.
The Reinsurer shall have no liability hereunder with respect to losses arising out of loss occurrences commencing after the effective date of termination.
Concurrency of Conditions
It is agreed that this Contract will follow the terms, conditions, exclusions, definitions, warranties and settlements of the Company under the Underlying Contract, which are not inconsistent with the provisions of this Contract.
The Company shall advise the Reinsurer of any material changes in the Underlying Contract which may affect the liability of the Reinsurer under this Contract.
Premium
As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer the following:
Layer 1: $540,000
Layer 2: $412,500
Layer 3: $205,000
Layer 4: $142,500
The sum of the above amounts shall be payable in four equal installments of $325,000 on June 1, 2005, September 1, 2005, December 1, 2005 and March 1, 2006.
Loss Notices and Settlements
Whenever reinstatement premium settlements made by the Company under the Underlying Contract appear likely to result in a claim hereunder, the Company shall notify the Reinsurer. The Reinsurer shall be advised of all subsequent developments relating to such claims which, in the opinion of the Company, may materially affect the position of the Reinsurer.
All reinstatement premium settlements made by the Company under the Underlying Contract, provided they are within the terms of the Underlying Contract and within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.

Late Payments
See attached. Interest penalty based on 6-month United States Treasury Bill Rate. Interest penalty of less than $100 shall be waived.
Brokerage
10% of gross reinsurance premium.
Other Provisions
Offset (BRMA 36D)
Access to Records (BRMA 1D)
Net Retained Lines (BRMA 32E)
Errors and Omissions (BRMA 14F)
Currency (BRMA 12A)
Taxes (BRMA 50C)
Federal Excise Tax
Reserves
Insolvency
Arbitration
Service of Suit
Agency Agreement
Governing Law (State of Pennsylvania)
Confidentiality
Severability
Intermediary (BRMA 23A)

Late Payments
A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.
B.	In the event any premium, loss or other payment due either party is not received by the intermediary named herein (hereinafter referred to as the “Intermediary”) by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser, times

2.	1/365ths of the six-month United States Treasury Bill Rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.
It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C.	The establishment of the due date shall, for purposes of this Article, be determined as follows:
1.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.	Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 days, interest will accrue on the payment or amount overdue in accordance with paragraph B above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.
For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D.	Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E.	Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.
Reserves
A.	The Reinsurer agrees to fund, within 30 days of the Company’s request, its share of the Company’s ceded United States outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

2.	Escrow accounts for the benefit of the Company; and/or

3.	Cash advances;
if the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia having jurisdiction over the Company and if, without such funding a penalty would accrue to the Company on any financial statement, including but not limited to quarterly filings, it is required to file with the insurance regulatory authorities involved.

B.	The Reinsurer agrees to fund, within 30 days of the Company’s request, 115% of its share of the Company’s Canadian ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) by:
1.	Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

2.	Cash advances for the remaining balance of the funding required;
if the Reinsurer is unauthorized in any province or jurisdiction of Canada having jurisdiction over the Company and if, with such funding, a penalty would accrue to the Company on any financial statement, including but not limited to quarterly filings, it is required to file with the insurance regulatory authorities involved.

C.	The Reinsurer, at its sole option, may fund in other than cash if its method of funding is acceptable to the Company and to the insurance regulatory authorities involved.

For the purpose of this Contract, the Lloyd’s U.S. Credit for Reinsurance Trust Fund shall be considered an acceptable funding instrument.

D.	With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

1.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

2.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

3.	To fund a cash account in an amount equal to the Reinsurer’s portion of the unearned deposit premium and/or the Reinsurer’s share of ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

4.	To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s portion of the unearned deposit premium and/or the Reinsurer’s share of the Company’s ceded outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves for known loss occurrences established by the Company), if so requested by the Reinsurer; and

5.	To reimburse itself for the Reinsurer’s portion of the unearned deposit premium paid to the Reinsurer.
It is understood and agreed that with respect to subparagraphs 3, 4 and 5 of this paragraph, the provisions pertaining to reimbursement for unearned deposit premium apply only in the circumstance of a rating-related obligation of the Reinsurer to fund the unearned portion of the deposit premium; the remaining provisions of subparagraphs 3, 4 and 5 of this paragraph, as well as the provisions of subparagraphs 1 and 2 of this paragraph, apply in any and all circumstances the Reinsurer is required to provide funding under paragraph A of this Article.

In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for D(1), D(2) or D(4), or in the case of D(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.
Insolvency
A.	In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.
B.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C.	It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.
Arbitration
A.	As a condition precedent to any right of action hereunder, any dispute or difference between the Company and any Reinsurer relating to the interpretation or performance of this Contract, including its formation or validity, or any transaction under this Contract, whether arising before or after termination, shall be submitted to arbitration.
B.	If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article provided that communication shall be made by the Company to each of the reinsurers constituting the one party, and provided, however, that nothing therein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurer under the terms of this Contract from several to joint.
C.	Upon written request of any party, each party shall choose an arbitrator and the two chosen shall select a third arbitrator. If either party refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the requesting party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, the Company shall petition the American Arbitration Association to appoint the third arbitrator. If the American Arbitration Association fails to appoint the third arbitrator within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the third arbitrator. All arbitrators shall be active or retired officers of insurance or reinsurance companies, or Lloyd’s London Underwriters, and disinterested in the outcome of the arbitration. Each party shall submit its case to the arbitrators within 30 days of the appointment of the third arbitrator.
D.	The parties hereby waive all objections to the method of selection of the arbitrators, it being the intention of both sides that all the arbitrators be chosen from those submitted by the parties.
E.	The arbitrators shall have the power to determine all procedural rules for the holding of the arbitration including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators shall interpret this Contract as an honorable engagement and not as merely a legal obligation; they are relieved of all judicial formalities and may abstain from following the strict rules of law. The arbitrators may award interest and costs. Each party shall bear the expense of its own arbitrator and shall share equally with the other party the expenses of the third arbitrator and of the arbitration.
F.	The decision in writing of the majority of the arbitrators shall be final and binding upon both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. The arbitration shall take place in Bala Cynwyd, Pennsylvania, unless otherwise mutually agreed between the Company and the Reinsurer.
G.	This Article shall remain in full force and effect in the event any other provision of this Contract shall be found invalid or non-binding.
H.	All time limitations stated in this Article may be amended by mutual consent of the parties, and will be amended automatically to the extent made necessary by any circumstances beyond the control of the parties.

Agency Agreement
If more than one reinsured company is named as a party to this Contract, the first named company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.
Governing Law
This Contract shall be governed as to performance, administration and interpretation by the laws of the State of Pennsylvania exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.
Confidentiality
The Reinsurer, except with the express prior written consent of the Company, shall not directly or indirectly, communicate, disclose or divulge to any third party, any knowledge or information that may be acquired either directly or indirectly as a result of the inspection of the Company’s books, records and papers. The restrictions as outlined in this Article shall not apply to communication or disclosures that the Reinsurer is required to make to its statutory auditors, retrocessionaires, legal counsel, arbitrators involved in any arbitration procedures under this Contract or disclosures required upon subpoena or other dully-issued order of a court or other governmental agency or regulatory authority.
Severability
If any provision of this Contract should be invalid under applicable laws, the latter shall control but only to the extent of the conflict without affecting the remaining provisions of this Contract.
Service of Suit
(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities. This Article is not intended to conflict with or override the parties’ obligations to arbitrate their disputes in accordance with the Arbitration Article)
A.	It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

Schedule A
Reinstatement Premium Protection Reinsurance Contract
Effective: June 1, 2005
issued to
Philadelphia Insurance Companies
Bala Cynwyd, Pennsylvania

		Reinsurer’s		Number of
		Per		Full		Annual		Annual	Quarterly
	Coverage	Occurrence	Company’s	Reinstate-	Reinsurer’s	Minimum		Deposit	Deposit
Layer	Percent	Limit	Retention	ments	Annual Limit	Premium	Rate	Premium	Premium

First	100%	$5,000,000	$5,000,000	1	$10,000,000	$1,200,000	0.57062%	$1,500,000	$375,000
Second	100%	$10,000,000	$10,000,000	1	$20,000,000	$1,500,000	0.71327%	$1,875,000	$468,750
Third	100%	$20,000,000	$20,000,000	1	$40,000,000	$1,568,000	0.74561%	$1,960,000	$490,000
Fourth	100%	$60,000,000	$40,000,000	1	$120,000,000	$2,280,000	1.08418%	$2,850,000	$712,500